UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 5, 2012

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

On March 5, 2012, Iconix Brand Group, Inc., a Delaware corporation (the “Company”) entered into a new employment agreement (the “Agreement”), with Mr. David Blumberg, the Company’s Head of Strategic Development, effective as of January 1, 2012. The agreement replaces Mr. Blumberg’s prior employment agreement, dated as of January 1, 2009 (the “Prior Agreement”) and provides for the continued employment of Mr. Blumberg until January 31, 2013 (the “Term”).

Pursuant to the Agreement, Mr. Blumberg is entitled to an annual base salary of $400,000 and will be eligible to receive cash bonuses based on the achievement of certain designated performance goals as set forth in the Agreement. In addition, upon approval by the Company’s Board of Directors and stockholders of a new equity incentive plan or similar plan covering awards to employees (“New Equity Plan”), Mr. Blumberg will be granted an award of 37,900 performance-based restricted shares of the Company’s common stock (the “Award Shares”), subject to vesting upon the closing of eligible acquisitions (as defined in the Agreement) during the Term. The Agreement provides for no other share-based awards.

The Agreement also provides that in the event that a New Equity Plan is not approved during the Term or earlier termination of the Agreement, Mr. Blumberg will be eligible to receive a cash payment in lieu of any vested Award Shares.

The other terms and conditions of the Agreement are materially consistent with the Prior Agreement. The descriptions of the Agreement and the related Award Shares do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement which is filed as Exhibit 10.75 to this Report

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.75	Employment Agreement dated March 5, 2012 between the Company and David Blumberg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Andrew Tarshis
Name: Andrew Tarshis
Title: Executive Vice President and General Counsel

Date: March 9, 2012